Exhibit (a)(1)(E)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Isilon Systems, Inc.

at

$33.85 Net Per Share

by

Electron Merger Corporation

a wholly-owned subsidiary of

EMC Corporation

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, DECEMBER 17, 2010, UNLESS THE OFFER IS EXTENDED.

November 19, 2010

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated November 19, 2010 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”) relating to the offer by Electron Merger Corporation, a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of EMC Corporation, a Massachusetts corporation (“EMC”), to purchase all outstanding shares of common stock, par value $0.00001 per share (the “Shares”), of Isilon Systems, Inc., a Delaware corporation (“Isilon”), at a price of $33.85 per Share, net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer. Also enclosed is a letter to stockholders of Isilon from the President and Chief Executive Officer of Isilon, accompanied by Isilon’s Solicitation/Recommendation Statement on Schedule 14D-9.

We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, pursuant to the terms and conditions set forth in the Offer.

Your attention is directed to the following:

1.	the offer price is $33.85 per Share, net to you in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions of the Offer;

2.	the Offer is being made for all outstanding Shares;

3.	the Offer is being made pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 14, 2010, among Purchaser, EMC and Isilon, pursuant to which, after completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Isilon, with Isilon continuing as the surviving corporation (the “Merger”), and each issued and outstanding Share (other than Shares owned by EMC, Purchaser or any wholly-owned subsidiary of EMC or Isilon, or held by stockholders who properly demand and perfect appraisal rights under Delaware law) will, by virtue of the Merger, and without any action on the part of the holder thereof, be canceled and converted into the right to receive an amount in cash equal to the per Share price paid pursuant to the Offer, without interest and less any required withholding taxes, upon the surrender of the certificate formerly representing such Share;

4.	the Isilon board of directors of Isilon unanimously (1) determined that the Merger Agreement is advisable, (2) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, taken together, are at a price and on terms that are in the best interests of Isilon and its stockholders, (3) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger and (4) recommends that Isilon’s stockholders accept the Offer, tender their Shares pursuant to the Offer and, if required by the applicable provisions of Delaware law, adopt the Merger Agreement.

5.	the Offer is not subject to any financial condition. The Offer is conditioned upon (i) there being validly tendered (not including shares tendered pursuant to procedures for guaranteed delivery) and not withdrawn in accordance with the terms of the Offer a number of shares of common stock, par value $0.00001 per share (the “Shares”), of Isilon which, together with the shares then owned by EMC and its wholly-owned subsidiaries (including Purchaser), represents at least a majority of the total number of then outstanding Shares on a fully diluted basis (as defined in the Merger Agreement), (ii) any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated and (iii) other conditions set forth in Annex A to the Merger Agreement. See “Introduction” and The Offer—Section 14—“Conditions of the Offer”.

6.	the initial offering period of the Offer and withdrawal rights will expire at the Expiration Date (as defined in Section 1 – “Terms of the Offer” of the Offer to Purchase);

7.	any stock transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form.

Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.

Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by BNY Mellon Shareowner Services (the “Depositary”) of (i) certificates representing the Shares tendered or timely confirmation of the book-entry transfer of such Shares into the account maintained by the Depositary at The Depository Trust Company (“DTC”), in accordance with the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent’s Message (as defined in the Offer to Purchase), in connection with a book-entry delivery and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates for or confirmations of book-entry transfer of such Shares into the Depositary’s account at DTC are actually received by the Depositary.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Purchaser may, in its sole discretion, take such action as Purchaser may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

Instruction Form with Respect to

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Isilon Systems, Inc.

at

$33.85 Net Per Share

By

Electron Merger Corporation

a wholly-owned subsidiary of

EMC Corporation

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated November 19, 2010 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”) relating to the offer by Electron Merger Corporation, a Delaware corporation (the “Purchaser”) and a wholly-owned subsidiary of EMC Corporation, a Massachusetts corporation (“EMC”), to purchase all outstanding shares of common stock, par value $0.00001 per share (the “Shares”), of Isilon Systems, Inc., a Delaware corporation (“Isilon”), at a price of $33.85 per Share, net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer.

This will instruct you to tender the number of Shares indicated on the reverse (or if no number is indicated on the reverse, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

The undersigned understands and acknowledges that all questions as to validity, form and eligibility of the surrender of any certificate representing Shares submitted on his, her or its behalf to the Depositary will be determined by Purchaser (which may delegate power in whole or in part to the Depositary) in its sole discretion.

Dated: November 19, 2010

Number of Shares to Be Shares*

Tendered:

Sign Below

Account Number:	Signature(s):

Dated:	, 2010

Please Type or Print Name(s)

Please Type or Print Address(es) Here

Daytime Area Code and Telephone Number

Taxpayer Identification or Social Security Number(s)

*	Unless otherwise indicated, you are deemed to have instructed us to tender all Shares held by us for your account.

Please return this form to the brokerage firm or other nominee maintaining your account.

4